Exhibit 99.1

              Olin to Present at Morgan Stanley Luncheon

    NORWALK, Conn.--(BUSINESS WIRE)--Feb. 13, 2004--Olin Corporation's (NYSE: OLN) senior management will make a presentation at a meeting sponsored by Morgan Stanley at 11:00 a.m. Eastern time, Tuesday, February 24 in New York City. Attending the meeting from Olin will be Joseph D. Rupp, President and Chief Executive Officer; Anthony W. Ruggiero, Executive Vice President and Chief Financial Officer; John
L. McIntosh, Chlor Alkali Products Division President; and Richard E. Koch, Vice President Investor Relations and Public Affairs.
    The presentation will be audio webcast live and will be available to all investors, news media and the general public via Olin's website at www.olin.com. The webcast will be posted for replay for two weeks on Olin's web site. The presentation slides also will be available on Olin's website in the Investor section under Recent Press Releases and Speeches on February 24 at approximately 11:00 a.m.
    Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, and rod, welded tube, fabricated parts, metal packages and stainless steel strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

    CONTACT: Olin Corporation, Norwalk
             (Investor Contact)
             Richard E. Koch, 203/750-3254
             or (Press Contact)
             Thomas J. Fitzgerald, 203/750-3831